

Mark Bradford (b. 1961)



Mark Bradford is one of the most important and influential American artists of the 21st century, best known for his large scale mixed media collage paintings.

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Price Appreciation of Similar Works[2]

17.4%

Initial Offering Price

$5,855,000

Similar Sales



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Investment Overview

Offering Circular	sec.gov/edgar
Auction History	moderate 15 years
2021 Auction Sales	moderate $32,359,303
Repeat Sales	view

1% Progress

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DEAL SHEET

WHY WE LIKE THIS PAINTING

- The Painting is a monumental example of Mark Bradford's "social abstractions," which he describes as art "with a social or political context clinging to the edges."
- The Painting was previously offered for sale at Christie's on November 12, 2019, where it sold for $7,539,000. Masterworks was able to opportunistically acquire the work directly from the private collector.
- Large-scale, textured collage works are some of the artist's most commercially desirable, and represent Bradford's first and third auction records: Helter Skelter I (2007), a monumental example on silver ground, which sold for $11,979,850 at Phillips in March 2018, and Boreas (2007), a work identical in size to the Painting, which sold for $7,625,000 at Christie's in May 2018.
- Mark Bradford was one of the 2009 recipients of the prestigious MacArthur Fellowship, more commonly known as the "Genius Grant," and in 2017 represented the United States at the 57th Venice Biennale.
- Opened in April 2022, Bradford is participating in a major exhibition, titled "A Movement in Every Direction: Legacies of the Great Migration," showcasing 12 of the most acclaimed African American artists working today and co-organized by the Baltimore Museum of Art and Mississippi Museum of Art.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.



2021 Auction Sales	2021 Number of Lots Sold
$32,359,303	11

MARK BRADFORD

b. 1961, LOS ANGELES



Mixed media on canvas | 102 × 144 in. (259 × 366 cm.)

Mark Bradford is one of the most important and influential American artists of the 21st century, best known for his large scale mixed media collage paintings.

$5,855,000

INITIAL OFFERING

17.4%

HISTORICAL APPRECIATION OF SIMILAR WORKS[1]

The Painting is a monumental example of Mark Bradford's "social abstractions," which he describes as art "with a social or political context clinging to the edges." In these works, the artist layers materials sourced from signs, billboards, hardware stores and the streets of Los Angeles, and then reduces them by scraping, sanding and cutting to reveal hidden layers and forgotten histories within the textured surfaces. Created in 2012–the same year Bradford's first major museum retrospective closed at the Wexner Center for the Arts – the Painting is a collage of text, paint and torn paper with red, white and black words appearing in various stages of legibility. The phrases "PROMISE LAND," "WOMEN," and "SOBER LIVING" or "LIVING SOBER" are repeated throughout the composition and were borrowed from a local billboard in his neighborhood of Leimert Park in South Los Angeles, referencing social and political issues that affect the community in which Bradford grew up. As of April 21, 2022, paintings 40 inches by 40 inches and larger that feature prominent text have appeared at auction six times in the last ten years, cumulatively selling in excess of $20 million, including *Constitution IV* (2013), which sold for $5,775,437 (£3,778,500) at Phillips, London on October 14, 2015. As of April 21, 2022, large-scale textured collage works are some of the artist's most desirable: *Helter Skelter I* (2007), a monumental example on silver ground, sold for $11,979,850 (£8,671,500) at Phillips, London on March 18, 2018, and is currently the artist's top auction record. A work identical in size to the Painting and on silver ground, *Boreas* (2007), sold for $7,625,000 at Christie's, New York on May 17, 2018, and is Bradford's third auction record. The Painting's size, materials and subject matter make it a commercial and desirable work by Mark Bradford.

Mark Bradford has been the subject of numerous museum exhibitions across the United States and internationally. From 2010 to 2012, a major eponymous retrospective of the artist's work was curated by the Wexner Center for the Arts in Chicago, which traveled to the Institute of Contemporary Art in Boston, the Museum of Contemporary Art in Chicago, the Dallas Museum of Art, and the San Francisco Museum of Modern Art. More recent solo institutional exhibitions have been held at the Modern Art Museum of Fort Worth in Texas in 2020, at The Long Museum in Shanghai in 2019, and at the Hirshhorn Museum and Sculpture Garden in Washington, D.C. and the Museum of Fine Arts in Boston in 2017. Mark Bradford represented the United States in the American Pavilion at the 57th Venice Biennale in 2017, and was one of the 2009 recipients of the prestigious MacArthur Fellowship, more commonly known as the "Genius Grant." The artist's works are included in the permanent collections of prominent institutions, such as the Los Angeles County Museum of Art, the Museum of Modern Art in New York, the Tate Gallery in London and the Walker Art Center in Minneapolis. As of April 21, 2022, the artist's top auction records are led by *Helter Skelter I* (2007), which sold for £8,671,500 ($11,979,850) at Phillips, London on March 8, 2018, followed by *Helter Skelter II* (2007), which sold for $8,475,250 at Phillips, New York on May 16, 2019, and *Boreas* (2007), which sold for $7,625,000 at Christie's, New York on May 17, 2018.

AS OF APRIL 21, 2022, THE ARTIST'S TOP AUCTION RECORDS ARE LED BY *HELTER SKELTER I* (2007), WHICH SOLD FOR £8,671,500 ($11,979,850) AT PHILLIPS, LONDON ON MARCH 8, 2018, FOLLOWED BY *HELTER SKELTER II* (2007), WHICH SOLD FOR $8,475,250 AT PHILLIPS, NEW YORK ON MAY 16, 2019, AND *BOREAS* (2007), WHICH SOLD FOR $7,625,000 AT CHRISTIE'S, NEW YORK ON MAY 17, 2018.

AUCTION RESULTS FOR SIMILAR WORKS[2,3]


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Mark Bradford (b. 1961, Los Angeles) is one of the most important and influential American artists of the 21st century, best known for his large scale mixed media collage paintings. Born to a single mother, Bradford was raised in the West Adams neighborhood of Los Angeles, and moved with his family to Santa Monica in 1972. Bradford entered the prestigious California Institute of the Arts (CalArts) program in 1991 to study art theory with a full scholarship, and experimented with photography, video and other media during his education. Continuing as a graduate student at CalArts from 1995 to 1997, Bradford concentrated on painting.Bradford's first major body of work, which he began in 2001, incorporated collaged end papers, a material the artist once used to style hair at his mother's salon. Early in his career, Bradford's works were exhibited on three separate occasions by the Whitney Museum of American Art in New York: a solo exhibition in 2003 at the project space Altria titled "Very Powerful Lords," the 2006 Whitney Biennial, and a 2007 solo exhibition held at the museum, titled "Neither New nor Correct: New Work by Mark Bradford." Bradford exhibited with the New York gallery Sikkema Jenkins & Co. from 2005 to 2012, with White Cube from 2013 to 2014, and in 2015, agreed to exclusive representation with global mega-dealer Hauser and Wirth.




LIVING
WOMEN MEN
PROMISE LAND
SOBER


LIVING
WOMEN MEN
PROMISE LAND
SOBER

IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past artwork pricing trends are not indicative of future pricing trends.

2. Past artwork pricing trends are not indicative of future pricing trends. Investing involves risk and investors must be prepared to hold their investment for an extended period.

3. The chart captures the historical data for selected auctions sales transactions, which are similar to the Painting. The set of similar sales comprise paintings by Mark Bradford with the following criteria: canvas paintings executed 2000-present that measure 70 inches by 70 inches to 160 inches by 160 inches, excluding examples that incorporate end papers. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 17.4% CAGR implied from selected sales occurring from October 14, 2010 to November 9, 2021.